Press Release
For Immediate Release
OCTOBER xx, 2010

Regenicin Names Former U.S. Marine Corp Operations Officer, Christopher Hadsall, Chief Operating Officer

Mr. Hadsall to Oversee Governmental Affairs and Military Medical Applications of PermaDerm Engineered Skin Substitute

NEW YORK— Regenicin™, Inc. (OTCBB: WDSTD.OB), a clinical-stage biotechnology company, announced today that Mr. Christopher A. Hadsall, whose primary responsibilities will be to oversee government affairs, has agreed to join the company as Chief Operating Officer.  Mr. Hadsall brings 12 years of operational management expertise to Regenicin and will be instrumental in working with various military groups to build the company’s distribution platform for the future commercialization of PermaDerm™, its proprietary tissue-engineered skin substitute intended to restore the qualities of healthy human skin for use in the treatment of burns, chronic wounds and a variety of plastic surgery procedures.

Commenting on the announcement, Randall McCoy, Chief Executive Officer of Regnicin stated, “We are extremely pleased to have Chris join our management team.  His strong operational background, along with his proven ability to make a meaningful impact within large care organizations, make him the perfect choice. I look forward to working together with Chris as we build the foundation for Regenicin’s promising future.”

Mr. Hadsall most recently held several key managerial positions with Able Body Labor, a staffing solutions company serving their customers from over 170 branches in 25 states and putting more than 125,000 people to work each year.  From 2006 to 2010, Mr. Hadsall was the Regional Manager of Able Body’s Westward Ho II subsidiary expansion program where he was responsible for the regional P&L as well as the creation and implementation of a multi-million dollar expansion plan.  Under his leadership the region’s revenue generation for the company increased five-fold.  Prior to heading up that regional expansion, Mr. Hadsall served as Director of Development and Veterans Affairs where he developed and managed targeted government sales programs focusing on transitioning service members and veterans. During his tenure at Able Body, Mr. Hadsall founded the VET Foundation; a 501c3 nonprofit organization dedicated helping reintegrate returning combat veterans into the private sector. In serving as its Executive Director beginning in 2006, he has forged alliances with numerous military organizations including Bethesda National Nave Medical Center.

Prior to working with Able Body, Mr. Hadsall served our country for eight years as a decorated Operations and Intelligence Officer for the U.S. Marine Corp. where his responsibilities included supervision of logistics and communications for over 150 marines. During his career in the USMC, Mr. Hadsall established the Wounded Warrior Program which provides unique services to wounded servicemen and their families and worked on the creation of The Three Deuce Five Marine Foundation, an organization caring for over one thousand servicemen.  As a wounded veteran himself, Mr. Hadsall has been awarded the Purple Heart as well as the Iraqi Freedom Medal for his service to our country.

Commenting on his decision to join Regenicin, Mr. Hadsall stated “Having served in the military and working with wounded veterans over the course of the last twelve years, I am keenly aware of the tremendous benefits of Regenicin’s PermaDerm products for treating wounded soldiers as well as other victims of serious burns or injuries requiring grafting.  I am looking forward to applying my operational management skills along with my expertise in working with hospitals and care organizations to to help Regenicin realize its huge growth potential.”

About Regenicin, Inc.

Regenicin, Inc. is a clinical-stage company developing next-generation tissue-engineered skin substitutes to restore the qualities of healthy human skin. Regenicin is a publicly traded company, with headquarters in New York, NY. Additional information can be found in the company’s filings with the Securities and Exchange Commission located at www.sec.gov.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PR Contact Information:
Bradley Smith
Munc Media
917 680 6011